EXHIBIT 99.1

Investor Relations contact: Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Jamie Falkowski Tel : 415-278-7942 media_relations@gymboree.com

The Gymboree Corporation Reports First Quarter 2007 Results

San Francisco, Calif., May 23, 2007 - The Gymboree Corporation (NASDAQ: GYMB) today reported earnings for the first fiscal quarter ended May 5, 2007, of $20.9 million or $0.67 per diluted share. This compares to earnings from continuing operations of $18.6 million or $0.55 per diluted share for the same period of the prior year.

“We continue to show solid earnings growth,” said Matthew McCauley, Chairman and Chief Executive Officer. “Our ongoing strategies to acquire new customers and expand our store base are proving successful. We expect these efforts to prove beneficial well beyond the first quarter, as new customers come to appreciate the great fashion and unmatched quality of Gymboree.”

Net sales from retail operations for the fiscal quarter ended May 5, 2007, totaled $206.7 million, a 13% increase over the $183.0 million in net sales from retail operations for the first fiscal quarter of the prior year. As previously reported, comparable store sales from retail operations for the first fiscal quarter increased 3% over the same period last year. Total net sales for the first fiscal quarter were $209.3 million, an increase of 13% compared to total net sales of $185.8 million for the first fiscal quarter last year.

Business Outlook

For the second fiscal quarter, the Company expects a low to mid-single digit comparable store sales increase over the same period of the prior year. The Company expects earnings for the second fiscal quarter in the range of $0.10 to $0.12 per diluted share. For the full fiscal year 2007, the Company now expects net income to be in the range of $2.42 to $2.46 per diluted share.

Management Presentation

The live broadcast of the discussion of first quarter 2007 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, May 23, 2007. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, May 30, 2007, at 800-642-1687, passcode 8086500, as well as archived on our Web site at the same location as the live Web cast.

Beginning with the second quarter of fiscal 2007, Gymboree will report sales results on a quarterly basis. However, the Company will continue to provide a business update at the end of each month. The next monthly business updates will be available at 8:00 a.m. ET on Thursday, June 7, 2007, and Wednesday, July 11, 2007. Please listen to our monthly business update by calling the Company’s Investor Relations Hotline at 415-278-7933. Each monthly recording will be available through Wednesday of the following week after initial release.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 5, 2007, the Company operated a total of 720 retail stores: 581 Gymboree® stores (552 in the United States and 29 in Canada), 57 Gymboree Outlet stores and 82 Janie and Jack® shops in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 544 franchised and Company-operated centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the first fiscal quarter ended May 5, 2007, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of May 23, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation.

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EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 5,	Apr. 29,
	2007	2006

Net sales:
Retail	$206,721	$183,036
Play & Music	2,579	2,767
Total net sales	209,300	185,803
Cost of goods sold, including
buying and occupancy expenses	(105,500)	(95,494)
Gross profit	103,800	90,309
Selling, general and administrative expenses	(70,193)	(61,834)
Operating income	33,607	28,475
Other income	1,118	1,238
Income from continuing operations, before income taxes	34,725	29,713
Income tax expense	(13,870)	(11,101)
Income from continuing operations, net of tax	20,855	18,612
Loss from discontinued operations, net of tax	-	(729)
Net income	$20,855	$17,883

Basic per share amounts:
Income from continuing operations, net of tax	$0.70	$0.57
Loss from discontinued operations, net of tax	-	(0.02)
Net income	$0.70	$0.55

Diluted per share amounts:
Income from continuing operations, net of tax	$0.67	$0.55
Loss from discontinued operations, net of tax	-	(0.02)
Net income	$0.67	$0.53

Weighted average shares outstanding:
Basic	29,996	32,491
Diluted	31,263	33,596

Operating Data:
Stores Open at the Beginning of the Period	698	642
New Stores	25	13
Closed Stores	(3)	-
Stores Open at the End of the Period	720	655

Gross Store Square Footage	1,364,000	1,218,000
Merchandise Inventories per Store	$118,000	$117,000

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 5,	February 3,	April 29,
	2007	2007	2006

Current Assets
Cash and cash equivalents	$27,797	$27,493	$14,453
Marketable securities	66,475	129,325	156,860
Accounts receivable	21,997	12,988	9,730
Merchandise inventories	84,975	104,293	76,386
Prepaid expenses and deferred taxes	19,569	19,621	7,562
Current assets of discontinued operations	-	126	12,187
Total current assets	220,813	293,846	277,178

Property and Equipment, net	165,465	150,251	138,578
Lease Rights, Deferred Taxes and Other Assets	14,733	10,111	5,337

Total Assets	$401,011	$454,208	$421,093

Current Liabilities
Accounts payable	$29,360	$55,872	$28,694
Accrued liabilities	79,908	66,334	55,995
Income tax payable	7,803	8,002	3,681
Current liabilities of discontinued operations	-	1,928	4,001
Total current liabilities	117,071	132,136	92,371

Long Term Liabilities
Deferred rent and other liabilities	60,120	46,345	46,719

Stockholders' Equity	223,820	275,727	282,003

Total Liabilities and Stockholders' Equity	$401,011	$454,208	$421,093